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Exhibit 99.1

Donald R. Parfet Elected to Kelly Services, Inc. Board of Directors

TROY, Mich. (October 4, 2004) — Kelly Services, Inc. is pleased to announce the election of Donald R. Parfet to the company’s board of directors. Mr. Parfet is managing director of Apjohn Group LLC, a business development firm focused on creating new commercial opportunities in the life sciences industries. Parfet was a senior vice president at Pharmacia prior to founding Apjohn.

Parfet is a trustee of the W.E. Upjohn Institute for Employment Research, trustee and the past Chairman of the Board of Bronson Healthcare Group, Chair of the Board of the Kalamazoo College Board of Trustees, director of Southwest Michigan First, board member of MPI Research, Inc. and a board member of Biacore International AB.

Mr. Parfet earned a Master of Business Administration in finance from the University of Michigan and a Bachelor of Arts in economics from the University of Arizona.

“We are delighted with the addition of Mr. Parfet to our board of directors,” said Terence E. Adderley, Kelly Services chairman and chief executive officer. “Our company will benefit from his significant international business and healthcare industry experience.”

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly serves 200,000 customers through more than 2,500 company owned and operated offices in 26 countries. Kelly provides employment for nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care and home care. Revenue in 2003 was $4.3 billion. Visit www.kellyservices.com.

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Media Contact:

Renée T. Walker

Kelly Services, Inc.

248-244-5362